Filed Pursuant to Rule 433

Registration Statement No. 333-240139

Pricing Term Sheet

RELIANCE STEEL & ALUMINUM CO.

$400,000,000 1.300% Senior Notes due 2025
$500,000,000 2.150% Senior Notes due 2030

Pricing Term Sheet

Issuer:	Reliance Steel & Aluminum Co.

Securities:	$400,000,000 1.300% Senior Notes due 2025 $500,000,000 2.150% Senior Notes due 2030

Principal Amount:	$400,000,000 (Senior Notes due 2025) $500,000,000 (Senior Notes due 2030)

Security Type:	SEC registered

Maturity:	August 15, 2025 (Senior Notes due 2025) August 15, 2030 (Senior Notes due 2030)

Coupon:	1.300% (Senior Notes due 2025) 2.150% (Senior Notes due 2030)

Price to Public:	99.694% of face amount (Senior Notes due 2025) 99.722% of face amount (Senior Notes due 2030)

Yield to Maturity:	1.363% (Senior Notes due 2025) 2.181% (Senior Notes due 2030)

Spread to Benchmark Treasury:	+110 basis points (Senior Notes due 2025) +160 basis points (Senior Notes due 2030)

Benchmark Treasury:	0.250% UST due June 30, 2025 (Senior Notes due 2025) 0.625% UST due May 15, 2030 (Senior Notes due 2030)

Benchmark Treasury Price and Yield:	99-30 and 0.263% (Senior Notes due 2025) 100-13+ and 0.581% (Senior Notes due 2030)

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2021

Make-Whole Call:	Prior to July 15, 2025, make-whole call at T+20 basis points (Senior Notes due 2025) Prior to May 15, 2030, make-whole call at T+25 basis points (Senior Notes due 2030)

Par Call:	On or after July 15, 2025 (Senior Notes due 2025) On or after May 15, 2030 (Senior Notes due 2030)

Trade Date:	July 28, 2020

Settlement Date:	T+4; August 3, 2020

CUSIP:	759509AF9 (Senior Notes due 2025) 759509AG7 (Senior Notes due 2030)

ISIN:	US759509AF91 (Senior Notes due 2025) US759509AG74 (Senior Notes due 2030)

Ratings*:	Baa3 / BBB / BBB (Moody’s / S&P / Fitch)

Minimum denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	PNC Capital Markets LLC TD Securities (USA) LLC

Co-Managers

U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
MUFG Securities Americas Inc.
HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
SunTrust Robinson Humphrey, Inc.
Comerica Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

We expect that delivery of the Senior Notes due 2025 and the Senior Notes due 2030 (together, the “Notes”) will be made against payment for the Notes on or about the Settlement Date indicated above, which will be the fourth business day following the trade date of July 28, 2020 (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day preceding the Settlement Date will be required, by virtue of the fact that the Notes will initially settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) J.P. Morgan Securities LLC collect at (212) 834-4533, (ii) BofA Securities, Inc. toll-free at 1-800-294-1322 or (iii) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.